MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
*** PRESS RELEASE ***

1ST QUARTER EARNINGS ANNOUNCED

Brookfield, WI (April 30, 2004). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) today announced first quarter 2004 earnings of $1.4 million, or $0.42 per diluted share, compared to $2.0 million or $0.63 per diluted share for the first quarter 2003, representing a 29.5% decrease in net income and a 33.3% decrease in diluted earnings per share. The decrease in net income for the current quarter compared to the prior year is attributed to decrease in revenue from our mortgage banking operation brought on by the industry wide slow down in residential loan originations and lower net interest margins caused by increased amortization of purchase accounting premiums associated with our recent acquisitions.

The year-to-year comparisons are impacted by Merchants’ completion of the Reedsburg Bancorporation, Inc. (“Reedsburg”) acquisition on November 1, 2003. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Reedsburg were recorded at their respective fair values on November 1, 2003. Merchants acquired approximately $141.8 million in assets, $97.2 million in loans, $120.6 million in deposits and recognized goodwill and intangible assets of approximately $19.1 million related to the transaction.

The year-to-year comparisons are also impacted by Merchants’ May 1, 2003 acquisition of Keith C. Winters & Associates, LTD. (“KCW”). KCW is a tax preparation and tax consulting firm with offices located in Franklin, Brookfield and Milwaukee, Wisconsin.

Merchants’ total assets increased 25.1% from $926.6 million at March 31, 2003, to $1.1 billion at March 31, 2004. Gross loans increased 27.1% from $693.6 million at March 31, 2003, to $881.3 million at March 31, 2004. Total deposits grew 25.0% from $734.2 million at March 31, 2003 to $918.0 million at March 31, 2004. Our balance sheet growth since March 31, 2003 is due to both internal growth and the acquisition of Reedsburg.

Michael J. Murry, Chairman, stated, “Earnings of $0.42 per share were below our internal projections because of slower than anticipated loan and deposit growth in January and February 2004. These goals have now been met and exceed year to date targets. In addition, our net interest margin has stabilized in the first quarter of 2004, but at a lower than anticipated level. When comparing to the first quarter of 2003, this year’s first quarter was marked by a $269,000 reduction in gains on sales of mortgage loans. These reductions are being experienced by the entire industry. Lower net interest margins also played a role in reduced revenues when comparing the first quarter 2004 with 2003. The net interest margin reduction was caused by increased premium amortization associated with our recent acquisitions. Our expectation for year over year core earnings growth to be in the moderate single digit range remains achievable, but our reported 2004 earnings will be affected by certain transition and compliance costs.”

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Press Release – 3/31/04

Murry explained that, “2004 is going to be a year of transition for our organization. Through a company-wide project called “Vision Unlimited”, we are in the process of standardizing policies and procedures across the organization and centralizing many operational functions. In addition, we are converting all of the banks to a single data processing platform. We expect these changes will allow us to better manage risk, operate more efficiently and serve customers better. Each of our community banks will continue to keep its name, charter, board of directors and management teams but will transition its human resources from the bank's operational activities to customer related activities. Bank employees will have the tools and resources they need to effectively focus on customer service, customer retention and customer prospecting. While we expect these changes to enhance shareholder value in the long run, a transition of this magnitude will involve short-term costs which we expect will range between $850,000 and $1.0 million before tax in 2004.”

“We are also facing two other significant challenges in 2004. Like all public companies, we are working towards compliance with the Sarbanes Oxley Act of 2002. While we are utilizing an outside third party at a significant cost, compliance with Sarbanes-Oxley is largely being accomplished internally through our Vision Unlimited project. We expect our Sarbanes-Oxley compliance costs will range from $300,000 to $400,000 in 2004. In addition, like hundreds of other Wisconsin banking organizations, we are in discussion with the Wisconsin Department of Revenue ("WDR") regarding the tax treatment of our Nevada investment subsidiaries. Nevada does not have an income tax and historically the earnings of these Nevada investment subsidiaries have not been subject to taxation in Wisconsin. We believe that we have complied with private letter rulings the WDR previously issued in connection with the formation and operation of our Nevada investment subsidiaries. However, the effect and intent of these rulings is in question and the WDR may take the position that some or all of the income of our Nevada investment subsidiaries is allocable to their Wisconsin corporate parents and taxable in Wisconsin. The WDR may also take the position that such a reallocation should apply to prior open tax years. The result of these discussions with the WDR could materially increase our future income tax expense and could also result in a significant current year tax charge.”

Net interest income was $9.8 million for the first quarter of 2004 compared to $8.7 million for the same quarter of 2003. The increase is due to the revenue resulting from the acquisition of Reedsburg as well as to the increase in loan volume funded by the increase in deposits and borrowings. 2004 loan growth in our banks started at a rapid pace, with total loans increasing $24.2 million since December 31, 2003. The net interest margin declined 43 basis points from the first quarter of 2003 to a level of 3.76%, attributable to a 62 basis point decline in earning asset yields partially offset by an improvement in the cost of funds of 27 basis points. The compression in the net interest margin has also been affected by the increased amortization of purchase accounting premiums associated with the acquisitions of Fortress and Reedsburg. Pressure on the margin in 2003 began to stabilize in the first quarter of 2004 producing a reduction in the net interest margin of two basis points over the fourth quarter of 2003. Earning asset yields remained stable and funding costs were slightly lower during the first quarter compared to the prior quarter.

Merchants’ provision for loan losses was $450,000 for the first quarter of 2004 compared to $302,000 for the same quarter of 2003. Merchants’ allowance for loan losses was 1.07% and 1.14% of total loans at March 31, 2004 and 2003, respectively. The ratio of allowance for loan losses to non-performing loans was 212.6% at March 31, 2004 compared to 178.8% at March 31, 2003. Non-performing assets equaled 0.57% of total assets at March 31, 2004 compared to 0.69% at March 31, 2003.

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Non-interest income for the first quarter of 2004 was $2.7 million compared to $2.2 million for the first quarter of 2003, an increase of 21.3%. The growth in non-interest income can be attributed to the acquisition of Reedsburg and KCW in 2003. The Reedsburg Bank generated $268,000 of non-interest income during the first quarter of 2004. While the KCW operation added revenues of $508,000 during the same period. Service charges on deposit accounts continued to improve in the first quarter. Service charges on deposit accounts totaled $725,000 compared with $572,000 for the same period a year ago. Mortgage banking revenues were below 2003, reflecting a slow-down in residential lending markets, which occurred during the latter part of the fourth quarter and continued through the first quarter of 2004. Mortgage banking revenues include activities associated with our mortgage servicing activity and secondary marketing operations. For the quarter, gains on sales of mortgage loans declined to $144,000, compared with $413,000 in 2003. The decline in gains on the sale of loans was due to the significant decline in mortgage loan production as interest rates stabilized and pricing pressures on loans originated. Gains on the sale of securities increased $104,000 compared to the first quarter 2003.

Non-interest expense was $10.1 million for the first quarter of 2004, compared to $7.6 million for the first quarter of 2003, an increase of 32.7%. Salaries and employee benefits increased $1.6 million, occupancy expense increased $258,000 and other non-interest expense increased $595,000 over the first quarter 2003. The growth in non-interest expense income is partially affected by the acquisition of Reedsburg and KCW in 2003. The Reedsburg and KCW operations added $1.6 million of expenses in the first quarter of 2004.

On November 21, 2003 Merchants declared a 10% stock dividend on the Corporation’s common stock to shareholders of record on December 1, 2003 payable on December 15, 2003. All of the prior per share data have been restated to reflect the 10% stock dividend.

UNAUDITED	For the Three Months ended March 31,

	2004	2003	Change

Net Income	$1.407	$1.996	(29.51)%
Basic EPS	$0.42	$0.63	(33.33)%
Diluted EPS	$0.42	$0.63	(33.33)%

Figures in millions except for earnings per share

Merchants & Manufacturers Bancorporation, Inc. is a multi-bank holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Merchants operates six banks in Wisconsin (Lincoln State Bank, Franklin State Bank, Grafton State Bank, Community Bank Financial, Fortress Bank of Westby and the Reedsburg Bank), one bank in Minnesota (Fortress Bank, N.A.) and one bank in Iowa (Fortress Bank of Cresco). The bank subsidiaries operate 39 offices in the communities they serve. In addition, Merchants offers residential mortgage services through CBG Mortgage, Inc., a full range of investment and insurance products through Link Community Financial Services, LLC and tax consultation and tax preparation services through Keith C. Winters & Associates. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”

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Press Release – 3/31/04

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio; and the result of the Corporation's discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334
James Mroczkowski, Executive Vice President and Chief Financial Officer - (262) 790-2127

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Press Release – 3/31/04

UNAUDITED

	At or for the Three Months ended March, 31 (Amounts In Thousands, Except Share and Per Share Amounts)

For the Period:	2004	2003	% change

Interest Income	$14,368	$12,698	13.15%
Interest Expense	4,542	3,994	13.72%

Net Interest Income	9,826	8,704	12.89%

Provision for Loan Losses	450	302	49.01%

Non-Interest Income	2,695	2,222	21.29%
Non-Interest Expense	10,082	7,599	32.68%

Net Before Tax	1,989	3,025	(34.25)%
Income Tax	582	1,029	(43.44)%

Net Income	$1,407	$1,996	(29.51)%

End of Period:	3/31/04	3/31/03	% change

Assets	$1,159,493	$926,568	25.14%
Loans	881,293	693,620	27.06%
Allowance for Loan Losses	9,412	7,939	18.55%
Deposits	918,036	734,180	25.04%
Shareholders’ Equity	81,860	70,074	16.82%

Per Share:

Net Income (basic)	$0.42	$0.63	(33.33)%
Net Income (diluted)	$0.42	$0.63	(33.33)%
Book Value	$24.54	$24.37	0.71%
Dividends Declared	$0.18	$0.17	5.88%

Average Shares Outstanding (basic)	3,331,255	3,162,306
Average Shares Outstanding (diluted)	3,368,265	3,171,625
Ending Shares Outstanding	3,335,356	3,163,045

Key Ratios:

Net Interest Margin	3.76%	4.19%
Return on Average Assets	0.49%	0.90%
Return on Average Common Equity	6.98%	11.66%

Shareholders Equity to Assets Ratio	7.06%	7.56%
Tier 1 Capital to Average Assets Ratio	6.92%	7.82%

Non-performing Loans/Total Loans	0.50%	0.64%
Non-performing Assets/Total Assets	0.57%	0.69%
Allowance for Loan Losses/ non-performing Loans	212.60%	178.84%